Exhibit 5.1

July 22, 2022

SomaLogic, Inc.
2945 Wilderness Place
Boulder, Colorado 80301

Ladies and Gentlemen:

We have acted as counsel to SomaLogic, Inc., a Delaware corporation (the “Company”), in connection with the Company’s filing of a post-effective amendment to the Registration Statement on Form S-1 (File No. 333- 259954) (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), including the prospectus contained in the Registration Statement (the “Prospectus”), relating to the offer and sale by the selling securityholders named and listed in the Registration Statement (the “Selling Securityholders”) of: (1) up to an aggregate of up to 10,533,333 shares of Common Stock, par value $0.0001 per share (“Common Stock”), of the Company, consisting of (a) up to 5,520,000 shares of Common Stock (the “Public Warrant Shares”) that are issuable upon the exercise of 5,520,000 public warrants to purchase Common Stock of the Company (the “Public Warrants”); and (b) up to 5,013,333 shares of Common Stock (the “Private Placement Warrant Shares”) that are issuable upon the exercise of 5,013,333 private placement warrants to purchase Common Stock of the Company (the “Private Placement Warrants”) following the public resale of the Private Placement Warrants by the Selling Securityholders pursuant to the prospectus included in the Registration Statement; (2) up to an aggregate of 48,413,333 shares of Common Stock consisting of (a) up to 36,500,000 shares of Common Stock (the “PIPE Shares”) issued in connection with a private placement described in more detail in the Registration Statement; (b) up to 6,900,000 shares of Common Stock (the “Founder Shares”) issued in connection with the consummation of the Company’s business combination as described in more detail in the Registration Statement; and (c) up to 5,013,333 Private Placement Warrant Shares issuable upon the exercise of the Private Placement Warrants; (3) up to 838,100 shares of Common Stock (the “Madryn Option Shares”) underlying options to purchase 838,100 shares of Common Stock (the “Madryn Options”); and (4) up to 5,013,333 Private Placement Warrants. In connection herewith, we have examined:

(1) the Second Amended and Restated Certificate of Incorporation of the Company;

(2) the Amended and Restated Bylaws of the Company;

(3) the Registration Statement;

(4) the Prospectus; and

(5) the Warrant Agreement, dated February 22, 2021 (the “Warrant Agreement”), among the Company and Continental Stock Transfer & Trust Company.

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We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements and instruments of the Company, certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the Commission’s Electronic Data Gathering, Analysis and Retrieval system (“Edgar”) or other sites maintained by a court or governmental authority or regulatory body and the authenticity of the originals of such latter documents. If any document we examined in printed, word processed or similar form has been filed with the Commission on Edgar or such court or governmental authority or regulatory body, we have assumed that the document so filed is identical to the document we examined except for formatting changes. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the Registration Statement and certificates and statements of appropriate representatives of the Company, including representations that the Company has available a sufficient number of authorized shares of Common Stock that are not currently outstanding or reserved for issuance under other outstanding securities or equity plans of the Company, to enable the Company to issue and deliver all of the shares of Common Stock to be sold by the Selling Securityholders pursuant to the Registration Statement and the Prospectus. We also have assumed that the Warrant Agreement, at the time of the exercise of the Public Warrants and Private Placement Warrants in exchange for Public Warrant Shares and Private Placement Warrant Shares, respectively, will be a legal, valid and binding obligation of the Warrant Agent (as defined in the Warrant Agreement).

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1. The Public Warrant Shares have been duly authorized and, when issued and delivered upon exercise of the Public Warrants in the manner and for the consideration stated in the Public Warrants, will be validly issued, fully paid and non-assessable.

2. The Private Placement Warrant Shares have been duly authorized and, when issued and delivered upon exercise of the Private Placement Warrants following the public resale of the Private Placement Warrants by the Selling Securityholders pursuant to the Prospectus in the manner and for the consideration stated in the Private Placement Warrants, will be validly issued, fully paid and non-assessable.

3. The PIPE Shares have been duly authorized and are validly issued, fully paid and non-assessable.

4. The Founder Shares have been duly authorized and are validly issued, fully paid and non-assessable.

5. The Madryn Option Shares have been duly authorized and, when issued and delivered upon exercise of the applicable Madryn Options in the manner and for the consideration stated in the applicable Madryn Option agreement, will be validly issued, fully paid and non-assessable.

6. The Private Placement Warrants constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth herein are further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:

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(a) Our opinions herein reflect only the application of the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing), except that our opinion numbered 6 herein to the extent required reflects the application of applicable New York State law (excluding, without limitation, (excluding (A) all laws, rules and regulations of cities, counties and other political subdivisions of such State and (B) the securities, blue sky, environmental, employee benefit, pension, antitrust and tax laws of such State, as to which we express no opinion).The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in factual matters, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

(b) Our opinions contained herein are subject to and may be limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting or relating to the rights and remedies of creditors generally including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination; (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law); (iii) an implied covenant of good faith and fair dealing.

(c) Our opinions are further subject to the effect of generally applicable rules of law arising from statutes, judicial and administrative decisions, and the rules and regulations of governmental authorities that: (i) limit or affect the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness; (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected; (iii) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct; (iv) may, where less than all of the contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; and (v) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees.

(d) We express no opinion as to the enforceability of any rights to indemnification or contribution provided for in the Warrant Agreement which are violative of public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation) or the legality of such rights.

(e) We express no opinion as to the enforceability of (i) any provision in the Warrant Agreement purporting or attempting to (A) confer exclusive jurisdiction and/or venue upon certain courts or otherwise waive the defenses of forum non conveniens or improper venue, (B) confer subject matter jurisdiction on a court not having independent grounds therefor, (C) modify or waive the requirements for effective service of process for any action that may be brought, (D) waive the right of the Company or any other person to a trial by jury, (E) provide that remedies are cumulative or that decisions by a party are conclusive, or (F) modify or waive the rights to notice, legal defenses, statutes of limitations or other benefits that cannot be waived under applicable law or (ii) any choice of law provision of the Warrant Agreement.

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We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. We also consent to your filing copies of this opinion letter as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Shares. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours, /s/ Bryan Cave Leighton Paisner LLP Bryan Cave Leighton Paisner LLP